EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into this 31st day of March, 1999 by and among AUTOMOTIVE TECHNOLOGIES INC., a Colorado corporation (hereinafter referred to as "ATI"), INTEGRATED HOMES OF FLORIDA, INC., a Florida corporation (hereinafter referred to as the "Company"), and the shareholders of the Company (hereinafter referred to as the "Shareholders").

                                R E C I T A L S:

         A. The Shareholders own all of the issued and outstanding shares of the capital stock of the Company.

         B. ATI is willing to acquire all of the issued and outstanding capital stock of the Company, making the Company a wholly-owned subsidiary of ATI, and the Shareholders desire to exchange all of their shares of the Company's capital stock for shares of ATI's authorized but unissued shares of Common Stock as hereinafter provided.

         C. It is the intention of the parties hereto that: (i) ATI shall acquire all of the issued and outstanding capital stock of the Company in exchange solely for the number of shares of ATI's authorized but unissued Common Stock set forth below (the "Exchange"); (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933 as amended, and under the applicable securities laws of the state of jurisdiction where the Shareholders reside.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  EXCHANGE OF SHARES

         a. EXCHANGE OF SHARES. ATI and the Shareholders hereby agree that the Shareholders shall, on the Closing Date (as hereinafter defined), exchange all of their issued and outstanding shares of the capital stock of the Company (the "Shares") for the shares of ATI Common Stock, $.001 par value (the "ATI Shares") set forth in Exhibit A hereto. The number of ATI Shares which the Shareholders will be entitled to receive in the Exchange is set forth in Exhibit A hereto.

         b. DELIVERY OF SHARES. On the Closing Date, the Shareholders will deliver to ATI the certificates representing the Shares, duly endorsed (or with executed stock powers) so as to make ATI the sole owner thereof. Simultaneously, ATI will deliver certificates representing the ATI Shares to the Shareholders.

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         c. TAX-FREE REORGANIZATION. The Shareholders acknowledge that, in the event that capital stock of the Company representing at least 80% in interest of the Company is not exchanged for shares of ATI Voting Capital Stock pursuant hereto, the Exchange will not qualify as a tax-free reorganization under Section 368(a)(B) of the Internal Revenue Code of 1986, as amended.

         d. FAIRNESS OPINION. Consummation of this Agreement is not subject to a fairness opinion.

         e. INVESTMENT INTENT. The ATI Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be resold unless the ATI Shares are registered under the Act or an exemption from such registration is available. The Shareholders represent and warrant that they are acquiring the ATI Shares for their own account, for investment, and not with a view to the sale or distribution of the ATI Shares. Each certificate representing the ATI Shares will have a legend thereon incorporating language as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SHAREHOLDERS

         The Company and the Shareholders (to the best of Shareholders' knowledge and belief as to the Company, except with respect to subsections 2.a. and 2.n hereafter as to which the representation and warranty shall be unqualified as to the Shareholders' interest) hereby represent and warrant as follows:

         a. ORGANIZATION AND GOOD STANDING; OWNERSHIP OF SHARES. The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. The company does not have any subsidiaries. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either the Company or the Shareholders to issue, sell or transfer any stock or other securities of the Company.

         b. OWNERSHIP OF SHARES. The Shareholders are the owners of record and beneficially of all of the shares of capital stock of the Company, all of which Shares are free and clear of all rights,

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

claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

         c. FINANCIAL STATEMENTS; BOOKS AND RECORDS. There has been previously delivered to ATI the unaudited balance sheet of the Company as at December 31, 1998 (the "Balance Sheet") and the related unaudited statements of operations for the periods then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied.

         d. NO MATERIAL ADVERSE CHANGES. Since the date of the Balance Sheet there has not been:

            i. any material adverse change in the assets, operations, conditions (financial or otherwise) or prospective business of the Company;

           ii. any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Company, whether or not covered by insurance;

          iii. any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Company's capital stock;

           iv. any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Company of any properties or assets; or

            v. adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         e. TAXES. Except as set forth on Schedule 2.5 the Company has prepared and filed all appropriate federal, state and local tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         f. COMPLIANCE WITH LAWS. The Company has complied with all federal, state, country and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of the Company.

         g. NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not:

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            i. violate any provision of the Articles of Incorporation or By-Laws of the Company;

           ii. violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject;

          iii. violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company, or upon the properties or business of the Company; or

           iv. violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

         h. ACTIONS AND PROCEEDINGS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving the Company or any of its properties or assets. Except as set forth on Schedule 2.8, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         i. BROKERS OR FINDERS. No broker's or finder's Fee will be payable by the Company in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Company or the Shareholders.

         j. REAL ESTATE. Except as set forth on Schedule 2.10, the Company neither owns real property nor is a party to any leasehold agreement.

         k. TANGIBLE ASSETS. The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances except as set forth on Schedule 2.11. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

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         l. LIABILITIES. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, the Company will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business.

         m. OPERATIONS OF THE COMPANY. Except as set forth on Schedule 2.13, from the date of the Balance Sheet and through the Closing Date hereof the Company has not and will not have:

            i. incurred any indebtedness for borrowed money;

           ii. declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

          iii. made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

           iv. except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

            v. disposed of any assets of the Company except in the ordinary course of business;

           vi. materially increased the annual level of compensation of any executive employee of the Company;

          vii. increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Company;

         viii. issued any equity securities or right to acquire such equity securities; or

           ix. except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         n. CAPITALIZATION. The authorized capital stock of the Company consists of 800,000 shares of common stock having a par value of $2.50 per share of which 800,000 shares are presently issued and outstanding. Neither the Company nor the Shareholders has granted, issued or agreed

                                        5


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to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of the Company.

         o. FULL DISCLOSURE. No representation or warranty by the Company or the Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to ATI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of the Company.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF ATI

         ATI hereby represents and warrants to the Company and the Shareholders as follows:

         a. ORGANIZATION AND GOOD STANDING. ATI is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of ATI consists of 50,000,000 shares of Common Stock. Subsequent to the execution hereof, ATI intends to (a) file an amendment to its Certificate of Incorporation which will change its corporate name to "Integrated Homes, Inc" pursuant to a License Agreement (as hereinafter defined) entered into by and between ATI and the Company; (b) conduct a best-efforts offering for $60,000 under Rule 504 promulgated under Regulation D of the Act (the "Offering"); and (c) conduct a best-efforts offering for $500,000 under Rule 504. ATI is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by ATI or the nature of the business transacted by it make such license or qualification necessary.

         b. THE ATI SHARES. The ATI Shares to be issued to the Shareholders have been or will have been duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         c. FINANCIAL STATEMENTS: BOOKS AND RECORDS. There will be delivered to the Company, the unaudited balance sheet of ATI as at December 31, 1998 (the "Balance Sheet") and the related unaudited statements of operations for the periods then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied.

         d. NO MATERIAL ADVERSE CHANGES. Since the date of the ATI Balance Sheet, there has not been:

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            i. any material adverse change in the assets, operations, condition
(financial or otherwise) or prospective business of ATI;

           ii. any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of ATI, whether or not covered by insurance;

          iii. any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of ATI's capital stock;

           iv. any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by ATI of any properties or assets; or

            v. adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         e. COMPLIANCE WITH LAWS. ATI has complied with all federal, state, country and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decree applicable to their businesses which, if not complied with, would materially and adversely affect the business of ATI or the trading market for the shares of ATI's Common Stock.

         f. NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

            i. violate any provision of the Articles of Incorporation or By-Laws of ATI;

           ii. violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which ATI is a party or by or to which it or any of its assets or properties may be bound or subject;

          iii. violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, ATI or upon the securities properties or business of ATI; or

           iv. violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         g. ACTIONS AND PROCEEDINGS. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving ATI. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance) pending or

                                        7


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threatened against or involving ATI or any of its properties or assets. Except as set forth on Schedule 3.7, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         h. BROKERS OR FINDERS. No broker's or finder's fee will be payable by ATI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by ATI.

         i. LIABILITIES. ATI does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the ATI Balance Sheet. As of the Closing Date, ATI will not have any Liabilities, other than Liabilities fully and adequately reflected on the ATI Balance Sheet, except for Liabilities incurred in the ordinary course of business.

         j. OPERATIONS OF ATI. Except as set forth on Schedule 3.10 since the date of the ATI Balance Sheet and through the Closing Date hereof, ATI has not and will not have:

            i. incurred any indebtedness or borrowed money;

           ii. declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

          iii. made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any loan or advance otherwise than in the ordinary course of business;

           iv. except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

            v. disposed of any assets of ATI except in the ordinary course of business;

           vi. materially increased the annual level of compensation of any executive employee of ATI;

          vii. increased, terminated, amended or otherwise modified any plan for the benefit of employees of ATI; or

         viii. except in the ordinary course of business, entered into or modified any a contract, agreement or transaction.

                                        8


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         k. AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. ATI has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of ATI enforcement in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by ATI of this Agreement, in accordance with its respective terms and conditions will not:

            i. require the approval or consent of any governmental or regulatory body, the Shareholders of ATI, or the approval or consent of any other person;

           ii. conflict with or result in any breach or violation of any of the terms and conditions of or constitute (or with any notice or lapse of time or both would constitute) a breach default violation under, of the Articles and Bylaws of ATI, any order, judgment, or decree applicable to ATI, or any instrument, contract or other agreement to which ATI is a party or by or to which ATI is bound or subject; or

          iii. result in the creation of any lien or other encumbrance on the assets or properties of ATI.

         l. FULL DISCLOSURE. No representation or warranty by ATI in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company or the Shareholders pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of ATI. The foregoing notwithstanding, all of the aforementioned representations and warranties are qualified to the extent that any of the companies or businesses acquired or to be acquired pursuant to the Company's acquisition program may include events, conditions or circumstances involving matters contemplated by such representations and warranties the disclosure of which will not be made pursuant to this Agreement.

         m. SHARES CURRENTLY TRADING. The ATI Shares are currently trading and quoted on the OTC Bulletin Board Service. ATI has satisfied all applicable requirements of the Securities and Exchange Commission Rule 15c2-11 and the filing requirements of the National Association of Securities Dealers ("NASD"). ATI is currently in good standing with the NASD and up to date with its 15c2-11 filings. ATI is not aware of any stops, pending stops, de-listings, pending de-listings or any other situation which may adversely effect the trading of the ATI Shares on the OTC Bulletin Board Service.

                                        9


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SECTION 4.  COVENANTS

         a. CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

         b. EXPENSES. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         c. FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         d. CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of two (2) years from the date hereof; provided, however, such obligation shall not apply to information which:

            i. at the time of disclosure was public knowledge;

           ii. after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

          iii. the receiving party had within its possession at the time of disclosure.

         e. STOCK CERTIFICATES. At the Closing, the Shareholders shall have delivered the certificates representing the Shares duly endorsed (or with executed stock powers) so as to make ATI the sole owner thereof. Such certificates shall contain a restrictive legend advising that the shares are subject to dilution under Section 4.h. At such Closing, ATI shall issue to Shareholders the ATI Shares as applicable.

         f. INVESTMENT LETTERS. The Shareholders shall have delivered to ATI an "Investment Letter" agreeing that the Shares are being acquired for investment purposes only and not with the view to public resale or distribution.

         g. AMENDMENT TO CERTIFICATE OF INCORPORATION. Subsequent to the execution of this Agreement and prior to the Closing hereof, ATI will file an Amendment to its Certificate of

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Incorporation to change its corporate name to "Integrated Homes, Inc." subject to the terms of the License Agreement (as hereinafter defined) entered into by and between ATI and the Company.

         h. ADDITIONAL TRANSFER OF ATI SHARES. If within one year of the date of this Agreement ATI fails to successfully complete its private offerings, which offerings will effectively generate $2 million for the operations of the Company and not less than $1,600,000 in working capital, then ATI will authorize and issue for par value such shares as to give the Shareholders at least 51% ownership of ATI.

         i. EMPLOYMENT AGREEMENTS. On the Closing Date, ATI shall enter into an Employment Agreement with David Rich for a term through February 2004 and with an annual salary of $110,000 with annual increases as determined by the Board of Directors of ATI; ATI shall also enter into an Employment Agreement with Philip Sergeant for a term through February 2004 and with an annual salary of $102,500 with annual increases as determined by the Board of Directors.

         j. VOTING TRUST AGREEMENT. On the Closing Date, ATI shall enter into a Voting Trust Agreement with the Shareholders governing the management of ATI and the Company.

SECTION 5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF ATI

         Notwithstanding any right of the Company and the Shareholders fully to investigate the affairs of ATI, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of ATI contained in this Agreement or in any document delivered by ATI or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for one year following the Closing.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         Notwithstanding any right of ATI fully to investigate the affairs of the Company, ATI has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Shareholders contained in this Agreement or in any document delivered to ATI by the latter or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for three (3) months following the Closing.

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SECTION 7.  INDEMNIFICATION

         a. OBLIGATION OF ATI TO INDEMNIFY. Subject to the limitations on the survival of representations and warranties contained in Section 5, ATI hereby agrees to indemnify, defend and hold harmless the Company and the Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorney's fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any beach of any representation, warranty, covenant or agreement of ATI contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         b. OBLIGATION OF THE COMPANY AND THE SHAREHOLDERS TO INDEMNIFY. Subject to the limitations on the survival of representations and warranties contained in Section 6, the Company and the Shareholders agree to indemnify, defend and hold harmless ATI from and against any loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 8.  THE CLOSING

         The Closing shall take place upon initiation of the Offering and completion of the name change. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

         ATI shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing, and all of the representations and warranties of ATI contained herein shall be true in all material respects on and as of the Closing with the same effect as though made on and as of the Closing. The Shareholders shall have received a certificate of ATI, dated as of the Closing and signed by an officer of ATI, certifying as to the fulfillment of the conditions set forth in this Section 8.

SECTION 9.  MISCELLANEOUS

         a. WAIVERS. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         b. AMENDMENT. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         c. ASSIGNMENT. This Agreement is not assignable except by operation of law.

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

         d. NOTICES. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

                  The Company:    INTEGRATED HOMES OF FLORIDA, INC.
                                  7301-A West Palmetto Park Road, Suite 103C
                                  Boca Raton, Florida 33433

                  Shareholders:   c/o David Rich
                                  7301-A West Palmetto Park Road, Suite 103C
                                  Boca Raton, Florida 33433

                  with a copy to: Adorno & Zeder, P.A.
                                  2601 South Bayshore Drive, Suite 1600
                                  Miami, Florida 33133
                                  Attention: Dennis J. Olle

                  with a copy to: Kanouse & Walker, P.A.
                                  Peninsular Executive Center, Suite 270
                                  2385 Executive Center Drive
                                  Boca Raton, Florida 33431
                                  Attention: Keith J. Kanouse, Esq.

                  ATI:            AUTOMOTIVE TECHNOLOGIES INC.
                                  c/o A. Thomas Tenenbaum
                                  Mellon Financial Center
                                  1775 Sherman Street, Suite 1001
                                  Denver, Colorado 80203

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor. Any party may send any notice hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         e. GOVERNING LAW. This Agreement shall be construed, and the legal relations of the parties determined, in accordance with the laws of the State of Florida, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

         f. LITIGATION; PREVAILING PARTY. In the event of any arbitration or litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels).

         g. PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other Party.

         h. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transaction contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the Shares and the ATI Shares and related transactions, and supersede all prior agreements, written or oral.

         i. HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         j. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         k. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        AUTOMOTIVE TECHNOLOGIES INC.

                                        By:  /s/ RICHARD WEDEL
                                           ------------------------------------
                                             Richard Wedel, Chairman

                                        INTEGRATED HOMES OF FLORIDA, INC.

                                        By:  /s/ DAVID RICH
                                           -------------------------------------
                                             David Rich, President & CEO

                                        SHAREHOLDERS

                                             /s/ DAVID RICH
                                        ----------------------------------------
                                        DAVID RICH

                                             /s/ PHILIP SERGEANT
                                        ----------------------------------------
                                        PHILIP SERGEANT

                                    EXHIBIT A

                 EXCHANGE WITH INTEGRATED HOMES OF FLORIDA, INC.

                                        Shares of
Name of                                 ATI to be
Shareholder                             Received
-----------                             ----------
David Rich                              2,036,020
Philip Sergeant                         1,405,680

                                  SCHEDULE 2.5
INTEGRATED HOMES
COMPANY TAXES
----------------
                                                                  MARCH 15, 1999

A. USE AND PAYROLL TAXES

DESCRIPTION                           PRIOR 12/31/98             AFTER 1/1/99
-----------                           --------------             ------------

Accrued Payroll Taxes                   $15,159.00                 $3,659.00

Sales and Use Taxes                     $5,108.00                  $2,174.00

                                  SCHEDULE 2.8

INTEGRATED HOMES
ACTIONS AND PROCEEDINGS

                                                                  MARCH 15, 1999

A. ACTIONS AND PROCEEDINGS

Integrated Homes of Florida, Inc. is not aware of any pending actions, proceedings or judgements against the company as of this date.

                                 SCHEDULE 2.10

INTEGRATED HOMES
REAL ESTATE

                                                                  MARCH 15, 1999

A. OFFICE SUB-LEASE

Integrated Homes of Florida Inc. has a sub-lease agreement within Concept 2 Reality, Inc. which is in effect until November of 2000. The monthly amount is $2,308.00 plus any common area maintenance fees.

                                 SCHEDULE 2.11

INTEGRATED HOMES
TANGIBLE ASSETS

                                                                  MARCH 15, 1999

A. OFFICE EQUIPMENT AND FURNITURE
PHIL'S OFFICE


QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   1             Desk Lamps                             39.99            39.99
   1             Desk Lamps                              9.99             9.99
   2             Floor Lamps                            19.99            39.98
   3(a)          Casual chairs                                           Below
   1(a)          Glass/chrome secretarial desk                           Below
   1             Executive chair                       189.00           189.00
   1             Executive chair                        90.00            89.00
   1             4 tier cupboard/blk                    49.00            49.00
   1             6 tier cupboard/blk                    69.00            69.00
   1             Blk metal file cabinet                239.99           239.99
   1             Blk/grey file cabinet                 115.00           115.00
   2             Compdesk worktop                      149.00           149.00
   1             Executive desk/green                                    Below
   1             Worktable/grey                        120.00           120.00
   2             Plants                                 39.95            79.90
   2             Wall paintings                        190.00           380.00
   1             Rollaway filetray                      29.00            29.00
   1             MacQuadra 650                        2500.00          2500.00
   1             Supermatch Pressview 21-T            2900.00          2900.00
   1             Supermatch Proofpositive             7500.00          7500.00
   1             Laptop/Macintosh Powerbook 3400C     4259.00          4259.00
   1             Syquest Removable 200                 559.00           559.00
   1             Databackup 2000                      1359.00          1359.00
   1             Power PC8180                         9025.00          9025.00
   1             Cartridges                           1500.00          1500.00
   1             Kodak Digital Camera                  600.00           600.00
                 Kodak Digital Card                    100.00           100.00
                 Littlemouse                            59.00            59.00
                 Personal Items                        350.00           350.00

ACCOUNTING OFFICE

QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   2(a)          Casual chairs                                           Below
   1(b)          Executive desk                                          Below
   1             Executive chair                         89.00           89.00
   1             5 Tier file cabinet                     69.99           69.99
   1             Floor lamp                              19.99           19.99
   1             Beige file cabinet                      30.00           30.00
   1             Desk lamp                               39.99           39.99
   1             MacPerforma 405                        550.00          550.00
   2             Laptop Comp 5300CS                    2900.00         5800.00
   2             Global Village K56                     370.00          740.00
                 Global Village 298 M/cards             199.00          199.00

PURCHASING

QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   2             2 Tier cabinet blk/grey                 69.00           69.00
   2             Floor lamps                             19.99           39.98
   1             6 Tier Cabinet blk                      69.99           69.99
   2(b)          Executive desk/green                                    Below
   1             SelectPress GCC Tech                  5799.00         5799.00
   1             PowerMac 7100/80                      4800.00         4800.00
   1             Powerbook 3400C                       3900.00         3900.00
   1             Monitor / Radius 20e                  2100.00         2100.00
                 Speakers                               329.00          329.00
   1             Viewtek Touchscreen                   1700.00         1700.00
   1             Flatbed Scanner                       2200.00         2200.00
   1             Transparancy Scanner                 13000.00        13000.00

RECEPTION


QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   2             Visitor High chair                      90.00          180.00
   1(a)          Casual chair                                            Below
   1(b)          Executive desk/green                                    Below
   1             6 Tier cabinet/blk                      69.99           69.99
   1             4 Tier cabinet/blk                      69.00           69.00
   3             Plants                                  39.95           39.95
   2             Floor lamps                             19.95           39.98
   1             Rollaway file bin                       35.00           35.00
   1             Labelwriter XL Plus                    119.00          119.00
   1             Macintosh 7100/80                     2500.00         2500.00

HENK'S AREA

QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   2             Secretarial Chairs                      42.00           84.00
   1             Toshiba Copier                                          Lease
   1             NEC Superscript 1260W                 1039.00         1039.00
   1             Sony Multiscan 100 E.S.                359.00          359.00
   1             Labelwriter XL                         119.00          119.00
   1             Minolta Fax 1800                       350.00          350.00
   1             Macintosh Performa 6300CD             2500.00         2500.00


DAVID'S OFFICE

QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   2             Side tables/glasstop                   100.00          100.00
   1             Coffee table/glasstop                  100.00          100.00
   1             Plant                                   75.00           75.00
   1             Sony TV                                400.00          400.00
   1             Philips VCR                            350.00          350.00
   1             Pioneer Sound System                   300.00          300.00
   1             Desk lamp                              129.99          129.99
   1             Steel file cabinet/blk                 200.00          200.00
   1             Media unit/blk                         500.00          500.00
   6             Wall paintings                         300.00          300.00
   2             Floor lamps                             19.95           39.98

   1             Executive desk w/extension            1400.00         1400.00
                 glass/top
   1             Executive chair/leather                299.99          299.99
   1             Sony Multiscan 200SX                   639.00          639.00
   1             Sharp EL 2192G11Calcu                   60.00           60.00
   1             Powerbook 3400C                       3700.00         3700.00
                 Personal Items                         300.00          300.00

COST OF ITEMS (a) COMBINATION                                           575.00

COST OF ITEMS (b) COMBINATION                                          1310.00

GENERAL

QUANTITY         DESCRIPTION                          COST EACH        EXTENSION
--------         -----------                          ---------        ---------
   2             Backup/powersupply                      99.00          198.00
                 Cables/connectors                      500.00          500.00
                 Software                              6600.00         6600.00
   4             Mesh wastecans                          19.99           79.96
   5             Mats                                    19.99           99.75
   1             Light Table                            500.00          500.00
   1             Metal file cabinet                                     150.00
                                                                       -------
                                                                   $100,663.49


B. DISPLAY EQUIPMENT DESCRIPTION                  COST EACH            EXTENSION
--------------------------------                  ---------            ---------
WCI Communities Design Center                      26700.00           26700.00
Kolter Signature Homes Design Center               18590.00           18590.00
Philips Video Projector w/case                      5050.00            5050.00
Gateway Destination - MultiMedia                    3000.00            3000.00
Mighty DVD/Web-Browser                               500.00             500.00
27" Multi-scan Monitor                              2000.00            2000.00
Sony Digital Video Recorder                         3500.00            3500.00
Aegis Home Management Systems                       1800.00            3600.00
Presentation Equipment                              3500.00            3500.00
                                                                     ---------
                                                                    $66,440.00

C. TOOLS AND EQUIPMENT DESCRIPTION                COST EACH            EXTENSION
----------------------------------                ---------            ---------
Hand tools, testing equipment, generators,          9500.00            9500.00
ladders, heavy tools, etc.
                                                                      ---------
                                                                      $9500.00

                                 SCHEDULE 2.13

INTEGRATED HOMES
OPERATIONS OF THE COMPANY

                                                                  MARCH 15, 1999

A. INDEBTEDNESS FOR BORROWED MONEY

DESCRIPTION                  AFTER 12/31/98
-----------                  --------------
                                 AMOUNT
                                 ------

John Egnor                      $10,000
Larry and Susan Rothman         $50,000
David and Ronnie Sommer         $10,000
Sheila Simon                    $25,000
Patty and Jack Touhy            $10,000

                                  SCHEDULE 3.7

AUTOMOTIVE TECHNOLOGIES INC.
ACTIONS AND PROCEEDINGS

None.

                                  SCHEDULE 3.10

AUTOMOTIVE TECHNOLOGIES INC.
OPERATIONS OF ATI

None.